Calculation of Filing Fee Table

SC TO-I

(Form Type)

Forum CRE Income Fund

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee
Fees to Be Paid:	$2,983,260.86(1)	0.0000927	$276.55(2)
Fees Previously Paid	$0		$0
Total Transaction Valuation	$2,983,260.86 (1)
Total Fees Due for Filing			$276.55

Total Fees Previously Paid			$0
Total Fee Offsets			$0

Net Fee Due			$276.55
(1)	Estimated solely for purposes of calculating the filing fee for this transaction in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended, based on the maximum shares offered to be repurchased valued at the most recent net asset value per share (309,466.8945Shares offered for repurchase valued at the net asset value per share of $9.64 as of March 31, 2022).
(2)	The amount of the filing fee calculated in accordance with the Exchange Act equals $92.70 for each $1,000,000 of value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.